UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OLD SECOND BANCORP, INC.

37 South River Street, Aurora, Illinois 60506

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 21, 2009

TO THE STOCKHOLDERS:

The annual meeting of stockholders of Old Second Bancorp, Inc., will be held on Tuesday, April 21, 2009 at 11:00 a.m., local time, at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois, for the following purposes:

1.               to elect four members of the board of directors;

2.               to approve a non-binding, advisory proposal on the Old Second’s executive compensation disclosed in the proxy statement;

3.               to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2009; and

4.               to transact such other business as may properly be brought before the meeting or any postponements or adjournments of the meeting.

The board of directors is not aware of any other business to come before the meeting.  Stockholders of record at the close of business on March 9, 2009, are the stockholders entitled to vote at the meeting and any and all adjournments or postponements of the meeting.  In the event there are an insufficient number of votes for a quorum at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit further solicitation of proxies.

By order of the board of directors

William B. Skoglund
Chairman and Chief Executive Officer

Aurora, Illinois
March 19, 2009

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE US THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

OLD SECOND BANCORP, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the board of directors of Old Second Bancorp, Inc., a Delaware corporation, of proxies to be voted at the annual meeting of stockholders.  This meeting is to be held at the Copley Theatre, North Island Center, located at 8 East Galena Boulevard, Aurora, Illinois on April 21, 2009 at 11:00 a.m., local time, or at any postponements or adjournments of the meeting.  Old Second conducts full service community banking and trust business through its wholly-owned subsidiaries, Old Second National Bank, Old Second Financial, Inc., Old Second Affordable Housing Fund, L.L.C. and Old Second Management, LLC, and its majority-owned subsidiary, Old Second Realty, LLC.

A copy of our annual report for the year ended December 31, 2008, which includes audited financial statements, is enclosed.  This proxy statement was first mailed to stockholders on or about March 19, 2009.

Why am I receiving this proxy statement and proxy form?

You are receiving a proxy statement and proxy form from us because on March 9, 2009, the record date for the annual meeting, you owned shares of our common stock.  This proxy statement describes the matters that will be presented for consideration by the stockholders at the annual meeting.  It also gives you information concerning these matters to assist you in making an informed decision.

When you sign the enclosed proxy form, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy form, ensuring that your shares will be voted whether or not you attend the meeting.  Even if you plan to attend the meeting, you should complete, sign and return your proxy form in advance of the meeting just in case your plans change.

If you have signed and returned the proxy form and an issue comes up for a vote at the meeting that is not identified on the form, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her best judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of four nominees to our board of directors, a non-binding, advisory proposal on executive compensation and the ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2009 and any other business that may properly be brought before the meeting.

How do I vote?

A form of proxy is enclosed for use at the meeting.  If the proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised.  Stockholders attending the meeting may, on request, vote their own shares even though they have previously sent in a proxy.  Unless revoked or instructions to the contrary are contained in the proxies, the shares represented by validly executed proxies will be voted at the meeting and will be voted “for” the election of the nominees for director named in this proxy statement, “for” the non-binding advisory proposal on executive compensation and “for” the ratification of our independent registered public accounting firm.

What does it mean if I receive more than one proxy form?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers.  Please sign and return ALL proxy forms to ensure that all your shares are voted.

If I hold shares in the name of a broker, who votes my shares?

If you received this proxy statement from your broker, your broker should have given you instructions for directing how your broker should vote your shares.  It will then be your broker’s responsibility to vote your shares for you in the manner you direct.

Under the rules of various national and regional securities exchanges, brokers generally may vote on routine matters, such as the election of directors and ratifying the appointment of an independent registered public accounting firm, but may not vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption or amendment of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. If there is a non-routine matter presented to stockholders at a meeting and your broker does not receive instructions from you on how to vote on that matter, your broker will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.

The election of directors and the ratification of the appointment of our independent registered public accounting firm should be within your broker’s discretion to vote in the absence of instructions from you. However, we encourage you to provide directions to your broker as to how you want your shares voted on all matters to be brought before the 2009 annual meeting.  You should do this by carefully following the instructions your broker gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

How many votes do we need to hold the annual meeting?

A majority of the shares that were outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.  On March 9, 2009, the record date, there were 13,827,259 shares outstanding.  A majority of these shares must be present in person or by proxy at the meeting.

Shares are counted as present at the meeting if the stockholder either:

•                  is present in person at the meeting; or

•                  has properly submitted a signed proxy form or other proxy.

What happens if any nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted for a substitute nominee.  Proxies cannot be voted for more than four nominees.  The board has no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director.  You may vote “for,” “against” or “abstain” on the non-binding, advisory proposal on executive compensation, on the ratification of our independent registered public accounting firm and on any other proposal that may properly be brought before the meeting.

How many votes are needed for each proposal?

The directors are elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of Old Second.  A “withhold authority” vote will have the same effect as a vote against the election of a particular director.  A majority of votes cast at the meeting will approve Old Second’s executive compensation.  Because the vote on the executive compensation is advisory, it will not be binding upon the board of directors or the Compensation Committee.  A majority of votes cast at the meeting will ratify the appointment of our independent registered public accounting firm.

Abstentions and broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.  So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the election of directors, the vote on executive compensation or the ratification of the appointment of our independent registered public accounting firm.

How are votes counted?

Voting results will be tabulated and certified by the election judges.

Where do I find the voting results of the meeting?

We will announce voting results at the meeting.  The voting results will also be disclosed in our Form 10-Q for the quarter ending June 30, 2009.

Important Notice Regarding the Availability of Proxy Material for the Stockholder Meeting to be Held on April 21, 2009.

Full copies of the proxy statement, the proxy card and other materials for the annual meeting are available on the internet at www.oldsecond.com under “2009 Annual Meeting Materials.”  Stockholders will receive a full set of these materials through the mail from us or from your broker.

PROPOSAL 1:

ELECTION OF DIRECTORS

Old Second’s board of directors is divided into three classes, approximately equal in number.  At the annual meeting to be held on April 21, 2009, you will be entitled to elect four directors for terms expiring in three years, as described herein.  We have no knowledge that any of the nominees will refuse or be unable to serve as directors, but if any of the nominees becomes unavailable for election, the holders of proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

The Nominating and Corporate Governance Committee of the board of directors of Old Second has nominated four persons for election at this annual meeting, ALL of whom are incumbent directors.  Set forth below is information concerning the nominees for election and for the other directors whose term of office will continue after the meeting, including their age, year first elected or appointed as a director and business experience during the previous five years.  The four nominees for director, if elected at the annual meeting, will serve for terms expiring in 2012.  Mr. McKee, a current director will turn age 70 in May of 2009 and, pursuant to our bylaws, will not stand for re-election in 2009 and become a senior director of the board for a period of three years.

Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the board of directors.

The board of directors recommends you vote your shares “FOR” each of the nominees for director.

NOMINEES

Name	Served as Old Second Director Since	Principal Occupation
(Term expires 2012)

J. Douglas Cheatham (Age 52)	2003

Executive Vice President and Chief Financial Officer, Old Second Bancorp, Inc. (2007-present), Sr. Vice President, Chief Financial Officer, Chief Accounting Officer, and Assistant Secretary of Old Second Bancorp, Inc. (2003-2007).

James Eccher (Age 43)	2006

Executive Vice President and Chief Operating Officer, Old Second Bancorp, Inc., (2007-present), President and Chief Executive Officer, Old Second National Bank (2003-present), Sr. Vice President and Branch Director, Old Second National Bank (1999-2003), President and Chief Executive Officer of Bank of Sugar Grove (1995-1999).

Gerald Palmer (Age 63)	1998	Retired Vice President/General Manager, Caterpillar, Inc., a construction equipment manufacturer.

James Carl Schmitz (Age 60)	1999	Tax Consultant (1999-present), Director of Taxes with H. B. Fuller Company (1998), tax specialist with KPMG LLP (1999).

CONTINUING DIRECTORS

(Term Expires 2010)

Edward Bonifas (Age 49)	2000	Vice President, Alarm Detection Systems Inc., producer and installer of alarm systems, close-captioned video systems and car access systems.

Mary Krasner (Age 56)	2006	General Partner and Owner, Wyndham Deerpoint Homes, a homebuilding and land development company.

William Meyer (Age 61)	1995	President, William F. Meyer Co., a wholesale plumbing supply company.

William B. Skoglund (Age 58)	1992	Chairman and Chief Executive Officer of Old Second Bancorp, Inc., and Chairman of Old Second National Bank.

(Term Expires 2011)

Marvin Fagel (Age 61)	1996	President, Aurora Packing Co, a meat packing company, Chairman of the Board and Chief Executive Officer, New City Packing Company, a meat packing company.

Barry Finn (Age 49)	2004	President and Chief Executive Officer, Rush-Copley Medical Center (2002-present), Chief Operating Officer and Chief Financial Officer, Rush-Copley Medical Center (1996-2002).

William Kane (Age 57)	1999	Partner, Label Printers, Inc., a printing company.

John Ladowicz (Age 56)	2008	Former Chairman and Chief Executive Officer of HeritageBanc, Inc., and Heritage Bank (1996-2008)

Kenneth Lindgren (Age 68)	1990	President, Daco Incorporated, a contract manufacturer of machine components.

Upon attaining age 70, an elected director assumes the status of a senior director for a period of three years.  Senior directors have the right to attend all board meetings and all meetings of the committees to which they are appointed and to participate in all discussions during such meetings.  However, a senior director does not have the right to vote on any matter.  There are currently no senior directors on our Board as Mr. Alexander, a former senior director, went off the board in April, 2008; however, Mr. McKee will become a senior director effective May 1, 2009 and will remain in that capacity for the next three years.

All directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified.  There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions.  No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

Currently, the board of directors is made up of fourteen directors, who are elected every three years to serve staggered terms.  With Mr. McKee not standing for re-election, following the annual meeting there will be thirteen directors on the board.

Generally, the board oversees our business and monitors the performance of our management.  In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Old Second, which is monitored by our executive officers and management.  Our directors fulfill their duties and responsibilities by attending regular meetings of the board and through committee membership, which is discussed below.  The board has determined that all of the directors and nominees are “independent” as defined by the Nasdaq Stock Market, with the exception of Messrs. Skoglund, Cheatham and Eccher, each of whom is an executive officer.

The board of directors held twelve regular meetings during 2008.  All of the directors attended at least 75% of these meetings and of the meetings of the committees on which they served.  We typically schedule a board meeting in conjunction with our annual meeting and expect that our directors will attend our annual meeting.  Last year, all directors attended our annual meeting.

The board of directors believes that it is important to encourage the highest level of corporate ethics and responsibility.  Among other things, the board adopted a Code of Business Conduct and Ethics, which applies to all of our directors, officers and employees, as well as a procedure for allowing employees to anonymously report any problems they may detect with respect to our financial reporting.  The Code of Conduct, as well as other information pertaining to our committees, corporate governance and reporting with the Securities and Exchange Commission, can be found on our website at www.oldsecond.com.

The board of directors has standing Audit, Nominating and Corporate Governance and Compensation Committees, each of which is made up solely of directors who are deemed to be “independent” under the rules of Nasdaq.  Nasdaq’s independence rules include certain instances that will preclude a director from being deemed independent.  These instances include the existence of any of the following relationships in the current fiscal year or at any time during the preceding three years:

•                  employment with the company or any of its subsidiaries;

•                  service by any family member of a director as an executive officer of the company or any of its subsidiaries;

•                  acceptance by a director or a family member of payments from the company or any of its subsidiaries in excess of $120,000 during a fiscal year, other than the following: (i) fees for board or board committee service, (ii) payments arising from investments in the company’s securities, (iii) compensation paid to a family member who is a non-executive employee of the company or a subsidiary, (iv) benefits under a tax-qualified retirement plan or other non-discretionary compensation, (v) loans made to the director or family member in compliance with Regulation O, (vi) loans from Old Second National Bank, provided that the loans were made in the ordinary course of business, were made on substantially the same terms including interest rates and collateral as comparable transactions with the general public, did not involve more than the normal degree of risk or other unfavorable factors and were not otherwise subject to the disclosure requirement of Item 404 of SEC Regulation S-K or

(vii)   payments from Old Second National Bank in connection with the deposit of funds or Old Second National Bank acting in any agency capacity, provided the payments were made in the ordinary course of business, made in substantially the same terms as comparable transactions with the general public, and not otherwise subject to the disclosure requirements of Item 404 of SEC Regulation S-K;

•                  involvement as a partner, executive officer or controlling stockholder of any entity or involvement by any family member in such entity, where the company made payments to, or received payments from, the entity in excess of the greater of (i) $200,000 or (ii) 5% of the recipient’s gross revenues for that year, other than payments arising solely from investments in the company’s securities or payments under non-discretionary charitable contribution programs;

•                  employment, or employment by any family member, as an executive of another entity where any of the company’s executives serve on other entity’s compensation committee; or

•                  employment with, or employment or involvement by a family member, at the company’s outside audit firm.

In addition to the foregoing, directors serving on the Audit Committee must (i) be independent under the terms of the Securities Exchange Act and (ii) not have participated in the preparation of the company’s financial statements at any time in the preceding three years.  The Securities Exchange Act further states that an independent director must not accept, either directly or indirectly, any consulting, advisory or other compensatory fee from the company, other than compensation for board or committee service or fixed amounts under a retirement plan for prior service that is not contingent on continued service; or be an affiliated person of the company or any subsidiary.

In the above regard, Mr. Barry Finn is the Chairman, President and Chief Executive Officer of Rush-Copley Medical Center and Mr. William Skoglund, our Chairman and Chief Executive Officer, serves as the Vice Chairman of Rush-Copley’s board of directors.  Our board has determined that this fact does not preclude a finding that Mr. Finn is independent under Nasdaq’s rules because Mr. Skoglund does not serve on Rush-Copley’s compensation committee and has recused himself from any meetings of Rush-Copley’s board that involves a discussion of Mr. Finn’s salary.

Actions taken by each committee of the board are reported to the full board, usually at its next meeting.  The principal responsibilities of each of the committees are described below.

Audit Committee

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and exercises its authority to do so in accordance with a policy that it has adopted.  Additionally, the Audit Committee reviews and approves all related party transactions between Old Second and related parties in accordance with Nasdaq’s rules and regulations.  Copies of the Audit Committee’s charter and its pre-approval policy for audit and non-audit services were attached as exhibits to our 2004 proxy statement and also can be found on our website at www.oldsecond.com.  Both documents were ratified by our full board in October 2008 for the 2009 calendar year.

The members of our Audit Committee during 2008 were Messrs. Finn, (who served as Chairman), Bonifas, Fagel, Ladowicz, McKee, and Schmitz, each of whom is deemed to be an independent director under Nasdaq’s rules.  We expect that these members will continue to serve on the committee in 2009, with the exception of Mr. McKee who is not standing for re-election in 2009.  Mr. Finn was appointed as chairman of the Audit Committee in 2008.  Mr. Schmitz will serve as chairman of the Audit Committee at any meeting Mr. Finn is unable to attend or if Mr. Finn otherwise is unable to carry out the duties of Audit Committee chairman.  The Audit Committee met five times in 2008.

The board has designated Mr. Finn, who currently is President and Chief Executive Officer of Rush-Copley Medical Center and previously served as Chief Operating Officer and Chief Financial Officer of Rush-Copley, as the “audit committee financial expert,” as such term is defined by the regulations of the SEC and the head of the Audit Committee.  The board’s determination was based upon Mr. Finn’s level of knowledge and experience regarding financial matters and his experience overseeing and managing the audit of an organization, which he has gained both from his formal education and from his professional experience as the Chief Financial Officer of a regional hospital organization.  The board believes that each of the other members of the Audit Committee possesses knowledge and experience sufficient to understand the complexities of the financial statements of Old Second. Mr. Finn, or another member of the Audit Committee, met individually on a quarterly basis during 2008 with our independent registered public accounting firm.

The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com.  You can request an additional copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@oldsecond.com.

Compensation Committee

The Compensation Committee reviews the performance of Old Second’s executive officers and establishes their compensation levels.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@oldsecond.com.  The Compensation Committee met three times during 2008.

The members of the Compensation Committee in 2008 were Messrs. Alexander, until April of 2008, Fagel, Kane, Lindgren,  McKee, Meyer and Palmer (who served as Chairman), each of whom is an “independent” director as defined by Nasdaq, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934.  It is anticipated that the composition of the Compensation Committee will be the same throughout 2009 as it was in 2008, except for Mr. McKee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of, and recommends to the board for nomination, candidates to stand for election at each annual meeting or to fill vacancies on the board as they may occur during the year.  The committee also reviews on a periodic basis whether each director is “independent” under the rules of Nasdaq.  Additionally, the Nominating and Corporate Governance Committee is responsible for reviewing our policies, procedures and structure as they relate to corporate governance.  The committee’s duties, responsibilities and functions are further described in its charter, which is available on our website at www.oldsecond.com.  You can request a copy of the committee’s charter by sending a written request to the Corporate Secretary at 37 South River Street, Aurora, Illinois 60506, or by sending an e-mail requesting same to rhodgson@oldsecond.com.  The Nominating and Corporate Governance Committee met twice in 2008.

The members of the Nominating and Corporate Governance Committee in 2008 were Messrs. Finn, Lindgren, McKee (who served as Chairman), Meyer and Palmer, each of whom is deemed to be an independent director under Nasdaq’s rules. It is anticipated that the Nominating and Corporate Governance Committee will consist of Messrs. Finn, Lindgren, Meyer and Palmer throughout 2009. Mr. Palmer is expected to serve as Chairman of the committee in 2009.

Independent Director Sessions.  Consistent with Nasdaq’s listing requirements, the independent directors regularly have the opportunity to meet in executive session without management or any non-independent directors in attendance.  In 2004, the board of directors created the position of a “lead” independent director and Mr. McKee was appointed to serve in that position, and has been reappointed to that position each year since.  With Mr. McKee’s resignation, Mr. Palmer is expected to assume this position.  The Nominating and Corporate Governance Committee reviews this appointment annually and the full board has the opportunity to ratify the committee’s selection.  The lead independent director assists the board in assuring effective corporate governance and serves as chairman of the independent director sessions.  In 2008, the independent directors met twice in executive session.

Director Nominations and Qualifications.  In making its nominations for persons to be elected to the board of directors and included in our proxy statement, the Nominating and Corporate Governance Committee evaluates incumbent directors, board nominees and persons nominated by stockholders, if any.  Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our Code of Business Conduct and Ethics.  The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to ensure the nominees’ “independence” so that at least a majority of the directors on the board will be deemed “independent” in accordance with Nasdaq requirements.  Furthermore, all nominees must be under the age of 70, which is the mandatory retirement age for directors, although they may continue to serve as senior directors for a period of three years.  Generally, each incumbent director standing for re-election should have and will have, at a minimum, attended at least 75% of board meetings during the past year and attended a majority of committee meetings of which he or she is a member.  The committee retains the ability to make exceptions to this attendance requirement as individual circumstances warrant.  Currently, there are no fees paid to any third party to identify or assist in identifying or evaluating nominees.

All of the nominees for election as directors for the 2009 annual meeting were nominated by the committee.  The committee did not receive any stockholder nominations for directors.

Stockholder Communications with the Board; Nomination and Proposal Procedures

Stockholder Communications with Directors.  Stockholders of Old Second  may contact any member of the board of directors, or the board as a whole, through the Corporate Secretary either in person, in writing, via phone at 630-906-5480, or by e-mail at rhodgson@oldsecond.com.  Any communication will be forwarded promptly to the board as a group or to the attention of a specified director per your request.  Any such communication should indicate whether the sender is an Old Second stockholder.  The address for submitting communications to the board by mail is 37 South River Street, Aurora, Illinois 60506.

Nominations of Directors.  In order for a stockholder nominee to be considered by the Nominating and Corporate Governance Committee to be its nominee and included in our proxy statement, the nominating stockholder must file a written notice of the proposed director nomination with our Corporate Secretary, at the above address, at least 120 days prior to the date on which the previous year’s proxy statement was mailed to stockholders.  Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years and, as to the stockholder giving the notice, his or her name and address, and the class and number of shares of our capital stock owned by that stockholder.  All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.  The committee may request additional information in order to make a determination as to whether to nominate the person for director.

In accordance with our bylaws, a stockholder may otherwise nominate a director for election to the board at an annual meeting of stockholders by giving timely notice in writing to our Corporate Secretary, at the address provided above.  To be timely, stockholder nominations must be made in writing, delivered or mailed by first class United States mail, postage prepaid, to our Corporate Secretary not fewer than 14 days nor more than 60 days prior to any meeting of stockholders called for the election of directors.  However, if notice of the meeting is given to stockholders less than 21 days prior to the date of the meeting, written nominations must be delivered or mailed to our Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the meeting was mailed to stockholders.  Each written nomination must set forth the name, age, business address and, if known, residence address of each nominee; the principal occupation or employment of each such nominee for the past five years; and the number of shares of stock of Old Second beneficially owned by each such nominee and by the nominating stockholder.

Other Stockholder Proposals.  To be considered for inclusion in our proxy statement and form of proxy relating to our 2009 annual meeting of stockholders, the proposing stockholder must file a written notice of the proposal with our Corporate Secretary, at the above address, by November 1, 2008, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at December 31, 2008, by each person known by us to be the beneficial owner of more than five percent of the outstanding common stock, by each director or nominee, by each executive officer named in the Summary Compensation Table (which can be found later in this proxy statement), and by all directors and executive officers of Old Second as a group.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of December 31, 2008.  Unless otherwise noted, the address of each five percent stockholder is 37 South River Street, Aurora, Illinois 60506.

Name of Individual and	Amount and Nature of	Percent
Number of Persons in Group	Beneficial Ownership(1)	of Class

5% Stockholders:
Old Second Bancorp, Inc.(2)	1,573,246	11.4%
Profit Sharing Plan & Trust

Barclays Global Investors, NA(3)	804,210	5.8%
400 Howard Street
San Francisco, California 94105

The Banc Funds Company, L.L.C.(4)	740,300	5.4%
208 South LaSalle Street
Chicago, Illinois 60604

Directors:
Edward Bonifas(12)	19,530	*
J. Douglas Cheatham(6)	103,009	*
James Eccher(7)	80,871	*
Marvin Fagel(12)	69,904	*
Barry Finn(12)	15,500	*
William Kane(12)	24,500	*
Mary Krasner(12)	4,663	*
John Ladowicz(8)	311,311	2.3%
Kenneth Lindgren(5)	58,500	*
D. Chet McKee(12)	10,705	*
William Meyer(12)	88,518	*
Gerald Palmer(12)	27,166	*
J. Carl Schmitz(9)(12)	364,796	2.6%
William B. Skoglund(10)	290,811	2.0%
Current Other Named Executive Officer:
Rodney Sloan(11)	25,061	*

All directors and executive officers as a group (17 persons)	1,534,432	10.0%

*      Less than one percent

(1)          Includes ownership of shares of our common stock by spouse (even though any beneficial interest is disclaimed) and in our profit sharing plan and trust and our salary savings plan.

(2)          In addition, as of December 31, 2008, Old Second National Bank held in its trust department, in various fiduciary capacities (other than as trustee of our profit sharing plan and trust), 1,210,111 shares of our common stock.  Old Second had full investment power with respect to 376,505 shares and shared investment power with respect to 141,659 shares.

(3)          Includes shares owned by related investment funds, as reported on a Schedule 13G filed on February 5, 2009.

(4)          Includes shares owned by related investment funds, as reported on a Schedule 13G/A filed on February 13, 2009.

(5)          Phantom share holdings of 10,185 shares for Mr. Lindgren are not included in total.

(6)          Includes 90,332 shares issuable pursuant to options held by Mr. Cheatham.  Also includes 3,209 shares held in our profit sharing plan and trust and 8,068 shares held in our 401(k) plan.

(7)          Includes 70,468 shares issuable pursuant to options held by Mr. Eccher.  Also includes 1,890 shares held in our profit sharing plan and trust and 6,025 shares held in our 401(k) plan.

(8)          Includes 268,061 shares held in our 401(k) plan.

(9)          Mr. Schmitz has voting control of 364,596 shares held in the J. C. Schmitz Revocable Trust.

(10)    Includes 231,202 shares issuable pursuant to options held by Mr. Skoglund. The total also includes 45,374 shares held in our profit sharing plan and trust and 13,703 shares held in our 401(k) plan.

(11)    Includes 5,903 shares held in direct ownership by Mr. Sloan, which comprises 600 shares held in Mr. Sloan’s name alone and 5,193 shares in restricted stock held in his name and 110 shares held in brokerage, and 5,158 shares held indirectly in our profit sharing plan.  In addition, Mr. Sloan had options totaling 14,000 shares that are exercisable.

(12)    Each director, with the exception of Mr. Cheatham, Mr. Eccher, Mr. Skoglund, Mr. Ladowicz and Ms. Krasner, holds a total of 7,500 shares of options from grants of 1,500 shares in 2004, 1,500 shares in 2005, 1,500 shares in 2006, 1,500 shares in 2007 and 1,500 shares in 2008 as well as options granted in 2009 in the amount of 1,500 shares. Ms. Krasner joined the board in 2006 and holds options to purchase 4,500 shares of our common stock in addition to the option award in 2009 of 1,500 shares.  Mr. Ladowicz was appointed to the board on February 8, 2008 and was awarded options in 2009 of 1,500 shares.  All options issued vest in three equal installments on the first three anniversaries of the grant date and the exercisable portion is included in these totals.

SECURITY 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and 10% stockholders file reports of ownership and changes in ownership with the Securities and Exchange Commission.  Such persons are also required to furnish us with copies of all Section 16(a) forms they file.  No person failed to comply with the filing requirements of Section 16(a) during 2008 and there are no late filings to report.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes Old Second’s compensation philosophy and policies for 2008 as applicable to the executive officers named in the Summary Compensation Table on page [    ].  This section explains the structure and rationale associated with each material element of the executive’s compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.  It is important to note that Old Second and Old Second National Bank share an executive management team, the members of which are compensated by the bank rather than the holding company.  The compensation packages of the named executive officers are determined and approved by our compensation committee based upon their performances and roles for both Old Second and Old Second National Bank.

The following discussion and analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of Old Second’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.  Old Second specifically cautions investors not to apply these statements to other contexts.

The Compensation Committee has overall responsibility for evaluating the compensation plans, policies and programs relating to the executive officers of Old Second.  The Compensation Committee relies upon the input of management, particularly Mr. Skoglund, when carrying out its responsibilities in establishing executive compensation.  Management provides the committee with evaluations as to employee performance, guidance on establishing performance targets and objectives and recommends salary levels and option awards.  The committee also consults with management on matters that are relative to executive compensation and benefits plans where board or stockholder action is expected, including the adoption of new plans or the amendment of existing plans.  No executive officer participates in any recommendation or decision regarding his or her own compensation.

The committee’s charter gives it the authority to hire outside consultants to further its objectives and responsibilities.  For several years, the committee has utilized the services of an outside consultant for   expertise and resources regarding current market activities and to assist the committee in benchmarking and comparing Old Second’s compensation and benefit programs with an objective peer group.  In 2008, the Compensation Committee authorized a request for proposal to interview different consulting firms to get an additional perspective on the Company’s executive compensation procedures.  After this process, the committee selected Mercer Consulting for this assignment.  The committee also receives a number of surveys from other independent sources regarding the compensation levels and programs at other financial institutions.

During 2008, the Compensation Committee convened in January, August and in December. Mr. Palmer, Chairman of the committee, also met as needed with internal staff members to assimilate compensation information for this proxy statement.  The Compensation Committee also met in February 2009 to approve salaries for 2009 and to finalize bonus awards for 2008.

On January 16, 2009, Old Second accepted capital from the U.S. Department of the Treasury and became a participant in the Capital Purchase Program implemented as a component of the Troubled Asset Relief Program.  As a participant, Old Second is subject to certain executive compensation restrictions established under the American Recovery and Reinvestment Act of 2009 (the “Stimulus Bill”), which was enacted on February 17, 2009.  As of the writing of this Compensation Discussion and Analysis, the rules and procedures for applying, and complying with, the executive compensation restrictions were being developed by Treasury, U.S. Securities and Exchange Commission and other regulators and had not yet been fully announced to the public.  Therefore, while these executive compensation restrictions will obviously impact our compensation programs moving forward, the committee cannot yet state with certainty the precise impact the restrictions will have on such compensation programs.  Old Second and the committee intend to comply to the extent required with the Stimulus Bill’s executive compensation restrictions and, to that end, are working with legal counsel and other advisors to determine the extent to which those restrictions will impact Old Second’s compensation programs.  In particular, as is more fully described below, the uncertainty surrounding the executive compensation restrictions has already lead the committee to make a decision, other than the one it had previously intended to, with respect to 2008 bonuses for the named executive officers.

Compensation Philosophy and Objectives

The overall objective of Old Second’s compensation programs are to align senior executive officer compensation with the success of meeting goals by creating strong incentives to manage the business successfully from financial and operating perspectives.  Our philosophy is intended to align the interests of management with those of our stockholders without creating undue risk to the company.  The executive compensation program, including the performance objectives and target levels used in connection with incentive awards, is designed in a manner in which the committee believes does not provide our executives with incentives to engage in business activities or other behavior that would threaten the value of Old Second or the investments of our stockholders.

The executive compensation program is structured to accomplish the following objectives:

•                                          encourage a consistent and competitive return to stockholders;

•                                          maintain a corporate environment which encourages stability and a long-term focus for both Old Second and our management;

•                                          maintain a program which:

–                 clearly motivates personnel to perform and succeed according to our current goals;

–                 retains key personnel critical to our long-term success;

–                 emphasizes formula-based components, such as incentive plans, in order to better focus management efforts in its execution of corporate goals; and

–                 does not create undue risk to the company;

•                                          ensure that management:

–                 fulfills its oversight responsibility to its constituents that includes stockholders, customers, employees, the community and government regulatory agencies;

–                 conforms its business conduct to the highest ethical standards;

–                 remains free from any influences that could impair or appear to impair the objectivity and impartiality of its judgments or treatment of our constituents; and

–                 continues to avoid any conflict between its responsibilities to Old Second and each individual’s personal interests.

Recent Restrictions on Executive Compensation

In connection with its participation in the Capital Purchase Program, Old Second and the named executive officers agreed to certain limits on executive compensation, as such limits were originally set forth pursuant to the Program. Specifically, Old Second was required to:

•                                          ensure that incentive compensation for the named executive officers does not encourage unnecessary and excessive risk taking;

•                                          implement a “clawback” or forfeiture of any bonus or incentive compensation paid to any such executive, based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•                                          not make any “golden parachute payments” to any such executive; and

•                                          agree not to deduct for tax purposes any executive compensation in excess of $500,000 per year for each such executive.

The Stimulus Bill’s executive compensation restrictions will likely serve to modify and expand these four original rules.  However, the full extent of the Stimulus Bill’s restrictions has not yet been described by the Treasury, Securities and Exchange Commission and/or other responsible regulators.  Old Second and the committee are working with legal counsel and other advisors to determine the extent to which the executive compensation restrictions will impact Old Second’s compensation programs.

Even though much of the discussion that follows will likely need to be revisited and reevaluated when the Stimulus Bill’s rules are made final, the committee believes it is beneficial for shareholders to understand the process and deliberations involved in establishing Old Second’s compensation programs (as they exist prior to application of the Stimulus Bill’s restrictions).

Compensation Components

General.   There are four major components to executive officer compensation:  base salary, bonus, equity awards and additional benefits.  The committee’s decisions regarding each of these components for the named executive officers are based in part on the committee’s subjective judgment and takes into account qualitative and quantitative factors, as will be set forth in the discussion below.  In reviewing an executive officer’s compensation, the committee considers and evaluates all components of the officer’s total compensation package.  This involves reviewing base salary, bonus, incentive stock awards, perquisites, participation in our non-qualified executive plans, participation in our 401(k) plan, and any other payments, awards or benefits that an officer earns.  Additionally, the committee takes into consideration any amounts an executive officer is entitled to upon retirement, termination or a change-in-control event.  In this regard, in establishing compensation for 2008 and 2009 the committee utilized tally sheets summarizing these aggregated amounts.  As noted previously, the executive compensation restrictions included in the Stimulus Bill will likely have a significant impact on the decisions made for 2009 (and future years during which Treasury continues to hold an equity interest in Old Second), but the extent of the impact will not be fully realized until Treasury, Securities and Exchange Commission and other regulators implement rules and procedures for applying, and complying with, the restrictions.  When the full extent of the executive compensation restrictions is known, the committee will likely have to revisit and revise some, or all, of the 2008 and 2009 decisions reflected herein.

The committee strives to provide each executive officer with a competitive total compensation package.  If the Stimulus Bill’s executive compensation restrictions will serve to limit or prohibit the use by the committee of one or more forms of compensation, the committee will likely revisit and adjust the composition of each executive’s total compensation package so that it can continue to provide each executive with a competitive total compensation package of similar value to that described herein.

Base Compensation-Salary.  The committee believes that base compensation should offer security to each executive to maintain a stable management team and environment.  Because of the need to provide stability, salaries make up the largest portion of the executives’ compensation.  In establishing a senior executive officer’s initial base salary the committee considers, among other things, the executive’s level of responsibility, prior experience, breadth of knowledge, the competitive salary practices at peer companies, internal performance objectives, education, internal pay equity, potential bonus and equity awards, level of benefits and perquisites and the tax deductibility of base salary.

When considering annual adjustments to the named executive officers’ base salaries, the committee concentrates primarily on corporate performance compared to a peer group of Midwestern based financial institutions with an asset size between $1.0 and $5.0 billion, although individual performance is also taken into consideration.  When measuring individual performance, the committee receives an annual performance review for each executive officer as well as a recommendation from management as to what level of adjustment is appropriate for that officer.  This performance review takes into account the officer’s effort and success in achieving his or her individual goals, managing and developing other employees and how the officer has generally contributed to Old Second’s financial performance.  Mr. Skoglund presents the annual review for each officer except for his own, which is presented by Mr. Palmer, the committee’s chairman.

When evaluating corporate performance, the committee focuses on profitability growth, particularly return on average equity and growth in net income.  The committee evaluates this in light of overall market conditions, and compares Old Second’s performance on those measures with those of its peer group.

Other factors of corporate performance that may affect an executive’s compensation include the change in value of Old Second’s common stock over the year, Old Second’s realization of economies of scale through cost-saving measures, the increase or decrease in Old Second’s market share in the communities in which it serves, as well as the turnover level of employees.

As with all of its decisions regarding compensation levels, when reviewing salaries the committee considers the levels of all aspects and components of the officer’s compensation, including the individual’s potential bonus and equity awards as well as the level of benefits and perquisites offered.  All of these factors are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight.  Once the Stimulus Bill’s executive compensation restrictions have been fully developed and explained by the responsible regulators, those restrictions will likely lead to an increased emphasis on base salary.

Cash Incentive Awards-Bonus.  It is likely that the executive compensation restrictions contained in the Stimulus Bill will prohibit Old Second from paying or accruing bonuses on behalf of the top five most highly paid employees for 2009 (and future years during which the Treasury continues to hold an equity interest in Old Second).  Therefore, the committee may be required to revisit and reevaluate the bonus component of each executive’s total compensation package.  In addition, as is described below, out of an abundance of caution, the committee decided not to pay 2008 cash bonuses to the five most highly compensated employees, which included Messrs. Skoglund, Eccher and Cheatham but not Mr. Sloan, since, at the time the bonuses were otherwise to be paid, it was (and remains still) uncertain how the Stimulus Bill’s restrictions are intended to be applied.

The committee believes it is beneficial to describe the process and deliberations involved in establishing the bonus component of Old Second’s compensation programs, even though that bonus component may eventually prove to be unavailable as a form of payment.  The bonus plan is designed to provide incentive to attain corporate and individually delineated goals while minimizing the risks that may affect Old Second’s overall financial performance.  All vice presidents and above as well as assistant vice presidents in profit centers are generally eligible for a bonus.  For 2008, each officer is assigned thresholds by the committee for company performance, individual performance, earnings per share compared to its peer institutions (as set forth above).  For 2009, the individual component for each named executive officer was replaced with additional company performance measures, namely asset quality and cost containment.  The committee establishes the target amount that each officer may earn upon meeting the separate target goals.  For instance, the committee may provide that an officer can earn 10% of his or her salary as a bonus if Old Second attains the corporate performance thresholds, 5% of the officer’s salary if the officer attains his or her individual goals (or, for 2009, asset quality or cost containment goals) and an additional 5% of the officer’s salary if the Old Second attains its earnings per share goals compared to its peer group.  In that case, if all performance targets were attained, the officer would earn a bonus equal to 20% of his or her base salary.  The bonuses are discretionary, and the potential payout amount can be increased or decreased by the committee if there are extraordinary circumstances that year.

Corporate Performance Component.  For 2008, in setting the thresholds for corporate performance, the committee focused upon the comparison of return on equity to Old Second’s peer group.  The committee believed that this was an appropriate measure because of the difficult economic environment faced by financial institutions and the desire by the committee to focus the payment of a bonus on Old Second’s relative performance in such an environment.  The thresholds for 2008 were as follows:

Return on equity compared to peer group	Percentage of eligible bonus received for corporate performance
Below 40% of peer group	0%
At or above 40% of peer group	50%
At or above 62.5% of peer group	100%
At or above 75% of peer group	125%

Therefore, if an officer is eligible to receive a bonus equal to 5% of his or her salary based upon our return on equity compared to peers, and if our return on equity is over 40% of our peer group but below 62.5% of our peer group, the officer would receive a bonus amount equal to 2.5% of salary (50% of 5%).

Because the continuing difficult economic environment, the committee decided to continue to use the Company’s return on equity compared to peers for 2009 bonuses on the same terms as it did in 2008.

Earnings Per Share and Net Income Component.  For 2008, the committee used our earnings per share growth compared to a peer group to determine a portion of an officer’s eligible bonus under the plan.  The committee historically used net income as a measure for the bonus.  However, because of the acquisition and integration of HeritageBanc, Inc. in 2008, the committee did not believe that Old Second’s net income would appropriately reflect its general performance following that significant transaction.  Therefore, for 2008, the committee decided to measure performance based upon an earnings per share grown compared to the growth in a peer group.  For 2008, the thresholds were as follows:

EPS growth compared to peer group growth	Percentage of eligible bonus received for EPS growth
Below 40% of peer group	0%
At or above 40% of peer group	50%
At or above 62.5% of peer group	100%
At or above 75% of peer group	125%

The total award is calculated consistent with the method described above.

For 2009, instead of using an earnings per share measure, the committee focused on net income as it had prior to 2008.  The committee decided that net income was an appropriate threshold to measure corporate performance now that the major portion of the integration of HeritageBanc is complete.  For 2009, the thresholds are as follows:

Percent increase in net income for Old Second from 2008	Percentage of eligible bonus received based on corporate performance
0%	50%
2.8%	75%
5.6%	100%
7.0%	125%

Individual Goals Component.  For 2008, individual goals were assigned to each officer and generally reflected corporate measures that are affected by that officer’s performance.  The measures used by the committee include return on equity, our efficiency ratio, total net charge-offs, net interest margin and total loan growth and the goals varied from officer to officer.  The committee also establishes goals relating to strategic plans, leadership, etc. that are subjective in nature.  Generally, the thresholds were set so that improvement in the particular category is necessary in order to receive the full eligible bonus.

For 2009, the committee did not continue the individual goals portion of the plan and replaced it with measures relating to asset quality and cost containment.  This change was done because, in light of current economic conditions, asset quality and cost containment were two high-priority issues relating to the Company’s profitability for 2009.

Stimulus Bill Restricted Cash Bonuses.  As set forth below, because of the uncertainty currently surrounding the executive compensation restrictions contained in the Stimulus Bill, the committee elected not to award any cash bonuses otherwise earned in 2008 to Messrs. Skoglund, Eccher and Cheatham.  Mr. Sloan was eligible to receive a cash bonus and did, in fact, receive a cash bonus based upon 2008 performance.  Additionally, the Stimulus Bill prevented the executives from receiving, in full, the planned grants for equity securities, as described below.  Therefore, Messrs. Skoglund, Eccher and Cheatham received less value in bonus and equity awards than they would have received for 2008 performance, but for the Stimulus Bill restrictions.

Long-Term Incentive Awards-Equity Awards.  The Board and the committee believe in management ownership of our common stock as an effective means to align the interests of management with those of the stockholders.  Our current long-term incentive plan (the “Incentive Plan”), which was approved by stockholders at the 2008 annual meeting, is intended to promote equity ownership in Old Second by the directors and selected officers and employees, focus the management team on increasing value to stockholders, increase their proprietary interest in the success of Old Second and encourage them to remain in the employ of Old Second or its subsidiaries for a long period of time.  The current equity incentive plan authorizes the issuance of up to 575,000 shares of Old Second’s common stock, including the granting of qualified stock options, nonqualified stock options, restricted stock, restricted stock units and stock appreciation rights.

All awards are at the discretion of the committee and are generally subjective in nature.  In determining the number of equity awards to be granted to executive officers, the committee considers the individual and corporate performance and whether the respective goals were obtained, the person’s position and ability to affect profits and stockholder value, as well as the level of awards granted to individuals with similar positions at our peer organizations.  Because of the nature of equity awards, the committee also evaluates the prior awards of stock options and restricted stock and takes into account the overall wealth accumulation of a given executive officer through such awards.

In the past, the committee typically granted equity awards in December of each year.  This was because all annual salary reviews were conducted in the month of December across the entire company and such awards were part of the review process.  This timing was changed at the end of 2008 when the board adopted a formal equity compensation policy.  Pursuant to the policy, now a review of all equity grants will be finalized in the beginning of the year.  This allows for a more complete review of the full prior year when making equity awards as well as coordinate the granting of equity awards to a time when there is less likelihood of there existing material, non-public information, as the grants will normally be made after the public release of the company’s financial information for the prior year.

Historically, we have granted stock options to the named executive officers and to other senior management, while awarding restricted stock to other officers and employees.  Because of accounting and tax considerations, we intend to phase out stock options to named executive officers over the next few years and replace them with awards of restricted stock units, subject to any restrictions imposed by the Stimulus Bill.  In addition to the benefits stated above, the committee believes that restricted stock units are a better employee retention tool than traditional stock options.  The number of equity awards to different levels of officers are relatively uniform throughout each level of officer and the value awarded is generally based upon a percentage of that officer’s or employee’s base salary.  Typically, and outside of the restrictions imposed by the Stimulus Bill, all restricted stock and restricted stock units have a three-year cliff-vesting period and are subject to forfeiture until that three-year vesting period has passed.  In the past, restricted stock awards were determined in December of each year, with the effective grant date being the first business day in January.  In connection with the adoption of the formal equity compensation policy in December, 2008, restricted stock awards are now finalized the beginning of each year, with the issuance effective on the first business day of the month following the Compensation Committee determination of the issuance.

Restricted Stock in Lieu of Planned Equity Awards.  Because of the uncertainty currently surrounding the executive compensation restrictions contained in the Stimulus Bill, the committee elected to grant Messrs. Skoglund, Eccher and Cheatham restricted stock in lieu of the stock options and restricted stock units that the committee originally planned to grant.  Pursuant to the Stimulus Bill restrictions, the value of the restricted stock granted to each executive officer cannot exceed one-third of his total annual compensation.  Therefore, although they received restricted stock, the value received was less than the amount of the long term equity awards and the cash bonus each otherwise would have received based on 2008 performance but for the Stimulus Bill restrictions.

As with the annual bonus component of compensation, the Stimulus Bill will likely prevent Old Second from paying or accruing any long-term incentives under the plan for the five most highly paid employees during any years during which Treasury holds an equity interest in Old Second.  Therefore, the committee will likely revisit and reevaluate the long-term incentive component of the executive officers’ total compensation packages.  Under the Stimulus Bill’s executive compensation restrictions, Old Second will also likely be prohibited from granting stock options and other equity awards (except certain grants of restricted stock) to the five most highly paid employees during the period during which Treasury holds an equity interest in Old Second.  Therefore, the committee will likely need to reconsider the use of stock options and other equity awards as an incentive or retention tool with respect to the executive officers.

All Other Compensation.  We provide general and customary benefit programs to executive officers and other employees.  Benefits offered to executives are intended to serve a different purpose than base salary, bonus and equity awards.  While the benefits offered are competitive with the market place and help attract and retain executives, the benefits also provide financial security for employees for retirement as well as in the event of illness, disability, or death.  Benefits offered to executive officers are generally those offered to other employees with some variation to promote tax efficiency and replacement of benefit opportunities lost to regulatory limits, although there are some additional perquisites that may only be offered to executive officers.  Because of the nature of the benefits offered, the committee normally does not adjust the level of benefits offered on a year to year basis.  Old Second will continue to offer benefits, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such benefits are not in the future determined to be limited or prohibited by the Stimulus Bill.

The following table summarizes the benefits and perquisites we do and do not provide as well as identifies those employees that may be eligible to receive them:

	Executive Officers	Other Officers/Mgrs.	Full-Time Employees
Health Plans:
Life & Disability Insurance	X	X	X
Medical/Dental/Vision Plans	X	X	X
Retirement Plans:
401(k) Plan/Profit-Sharing	X	X	X
Deferred Compensation Plan	X	X	Not Offered
Defined-Benefit Pension Plan	No Longer Offered	No Longer Offered	No Longer Offered
Perquisites:
Automobile Allowance	X	Not Offered	Not Offered
Country Club Membership	X	X	Not Offered

Old Second Bancorp, Inc. Employees 401(k) Savings Plan and Trust.  Old Second sponsors a qualified, tax-exempt 401(k) savings plan and trust qualifying under Section 401(k) of the Internal Revenue Code.  Virtually all employees are eligible to participate after meeting certain age and service requirements.  Eligible employees are permitted to contribute up to a dollar limit set by law.  Pursuant to the plan, we match up to 100% of a participant’s deferral into the 401(k) plan limited to 6% of each participant’s salary.

There is also a profit-sharing portion of the 401(k) plan which provides for an annual discretionary contribution to the retirement account of each employee based in part on our profitability in a given year and on each participant’s annual compensation. This discretionary contribution is generally between 3% and 7% of an employee’s salary.  The contribution amount granted each year is on a discretionary basis and there is no set formula used by the committee.  The percentage of salary contributed is equal for all eligible employees.

Old Second has generally increased the amount of the company match and the profit-sharing contribution in the past few years because Old Second terminated its defined-benefit plan as of the end of 2005 and the 401(k) plan is now the primary retirement vehicle provided by Old Second for the officers and employees.  Participants can choose between several different investment options under the 401(k) plan, including shares of Old Second’s common stock.

Old Second Bancorp, Inc. Amended and Restated Voluntary Deferred Compensation Plan for Executives.  Old Second sponsors an executive deferred compensation plan, which provides a means for certain executives to voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations applicable to tax-qualified plans.  The plan provides for participant deferrals, company matching contributions and discretionary employer profit-sharing contributions.   A company matching contribution is credited to the plan on behalf of a participant when the participant elects to defer the maximum amount permitted under the tax-qualified 401(k) plan (including catch-up contributions, if applicable) and keeps that level of deferral for the entire plan year.  The company matching contribution will be an amount equal to 6% of the participant’s combined base salary and bonuses, less any matching contribution paid to the 401(k) plan on the participant’s behalf.  The determination of whether a profit-

sharing contribution will be made and in what amount is entirely at the committee’s discretion and there is no set formula.  Generally, this percentage of salary for the profit-sharing component will equal the percentage for 401(k) plan.  The amount for the profit-sharing component paid pursuant to the 401(k) plan will be deducted from the amount to be paid pursuant to the deferred compensation plan.  Participants may invest the deferrals and company contributions credited to their accounts under the plan in a mutual fund-like investment pool managed by an independent third party.  Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement.  Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan’s administrator.  The plan is administered through an independent service provider.  As of the writing of this Compensation Discussion and Analysis, it is unclear whether the Stimulus Bill’s restrictions will permit Old Second to continue making matching contributions and profit-sharing contributions to the executive officers who participate in the plan.

Other Perquisites.  It is our belief that perquisites for executive officers should be very limited in scope and value.  Due to this philosophy, Old Second has generally provided nominal benefits to executives that are not available to full-time employees and we plan to continue this approach in the future.  We do provide country club memberships to certain executives and managers in the ordinary course of business to give them the opportunity to bring in and recruit new business opportunities.  Those individuals are eligible to use the club membership for their own personal use.  Additionally, we provide each of Mr. Skoglund, Mr. Eccher, and Mr. Sloan with an automobile allowance to enable them to visit our banking locations on a regular basis as well as to call on our customers.  We have disclosed the value of all perquisites to named executive officers in the Summary Compensation Table even if they fall below the disclosure thresholds under the SEC rules.  Old Second will continue to offer perquisites, the amount of which shall be determined from time-to-time in the sole discretion of the committee, provided that such perquisites are not in the future determined to be limited or prohibited by the Stimulus Bill.

Compensation Decisions

This section describes the decisions made by the committee with respect to the compensation for the named executive officers for 2008 and 2009.

Executive Summary.    Except as has been deemed to be required, or will likely be required, pursuant to the Stimulus Bill’s executive compensation restrictions, we have continued to apply the compensation principles described above in determining the compensation of the executive officers named in the Summary Compensation Table on page [    ].  Our compensation decisions for 2008 compensation factored in Old Second’s growth during 2007 and the increases in earnings, return on assets and to overall assets.  Additionally, the committee’s decisions made in 2008 and the first quarter of 2009 were made in the context of the completion of our acquisition of HeritageBanc, Inc. in February, 2008 as well as the continued downturn in the general economy and the well-documented difficulties faced by financial institutions in the current national economic climate.  Finally, as described throughout this Compensation Discussion and Analysis, the committee has begun to apply, and will continue to apply to the extent deemed to be legally required, the executive compensation restrictions contained in the Stimulus Bill.  Despite the decrease in our performance in 2008 compared to 2007, the committee determined that Old Second showed solid performance in 2008 when compared to our peers.

The following is a brief summary of the compensation decisions the committee effected for 2008 and 2009:

•                  we increased base salaries for the named executive officers on average by approximately 7% for 2008 and did not increase them for 2009;

•                  total compensation for 2007 for the named executive offers was below the median for Old Second’s peer group and base salaries for 2008 were also below the peer group median;

•                  cash bonus payments to Messrs. Skoglund, Eccher and Cheatham that were otherwise earned were not awarded to comply with the provisions of the Stimulus Bill;

•                  because of restrictions in the Stimulus Bill, the committee awarded restricted stock pursuant to the long term incentive plan to Messrs. Skoglund, Eccher and Cheatham in 2009 in lieu of the planned equity grants; and

•                  benefits and perquisites remained substantially similar in 2008 compared to prior years and we expect that will continue through 2009 unless otherwise limited or prohibited by the Stimulus Bill.

Base Salary.  We annually review the base salaries of the named executive officers to determine whether or not they will be adjusted, as described above.  The salaries for 2008, determined by the committee at the end of 2007, are set forth in the Summary Compensation Table on page [    ].  In determining these salary levels, we considered the following:

•                  the compensation philosophy and guiding principles described above;

•                  the general asset growth in 2007 and the slowdown of our earnings, return on average assets, and overall assets from our historically high levels over the previous several years;

•                  the general economic factors in the financial industry beyond our control and the favorable financial performance of Old Second compared to our peers;

•                  the base salary paid to the officers in comparable positions at companies in the peer groups, using the 50th-75th percentile as our point of reference;

•                  the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at Old Second;

•                  all of the components of executive compensation, including base salary, bonus, stock options, retirement and death benefits, as well as benefits and perquisites; and

•                  internal pay equity among Old Second executives.

No specific weighting was applied to these factors, although our performance in 2007 was a key factor in setting salaries for 2008, as personal performance is rewarded more heavily in cash incentives and long-term incentive awards.  The total increase in base salaries for the named executive officers for 2008 represented an overall increase of approximately 7% over 2007.

In early 2009, the committee determined the base salaries for the executive officers for 2009.  The base salaries for 2008, and 2009 are as follows:

Name	Position	2008 Base Salary	2009 Base Salary
William B. Skoglund	Chairman, Chief Executive Officer Old Second	$495,000	$495,000

J. Douglas Cheatham	Chief Financial Officer of Old Second	$247,000	$247,000

James Eccher	Chief Executive Officer of Old Second National Bank	$290,000	$290,000

Rodney Sloan	Chief Risk Officer of Old Second and Senior Vice President/Commercial Lending of Old Second National Bank	$200,000	$200,000

In determining these base salaries for 2009, we considered the same general factors discussed above including the continuing general slowdown in the economy and growth of our earnings, return on average assets and overall assets.  As in the past, the committee took into account the general economic factors in the financial industry that are beyond the executive officers’ control and the committee believed that Old Second’s performance in 2008 compared favorably with other financial institutions, including those of its peer group.  Additionally, the committee considered the recently completed merger transaction with HeritageBanc, Inc. in 2008.  As a result of these factors, the committee decided to keep salaries at the 2008 levels for 2009.

However, in setting salaries for 2009, the committee has not yet fully considered the impact of the still to be clarified executive compensation restrictions in the Stimulus Bill.  Once the application and extent of those restrictions has been clarified, further adjustment to base salary for 2009 (and future years) may be necessary.

Bonus.  As described above, there are different components that can make up an executive officer’s bonus.  Those components, and the percentage of salary that the named executive officer could have earned for 2008 performance, were as follows:

Name	Corporate Performance (return on equity)	EPS vs. Peer Group	Individual Goals	2009 Total Bonus (as % of Base Salary)
William B. Skoglund	21%	10%	4%	45%
J. Douglas Cheatham	16.5%	16%	3%	35%
James Eccher	18.5%	18.5%	3%	40%
Rodney Sloan	12.5%	12.5%	10%	35%

Because of the uncertainty currently surrounding the executive compensation restrictions contained in the Stimulus Bill, the committee elected not to award any cash bonuses otherwise earned in 2008 to Messrs. Skoglund, Eccher and Cheatham.  Mr. Sloan was eligible to receive a cash bonus and did, in fact, receive a cash bonus based upon 2008 performance.  However, prior to the passage of the Stimulus Bill, the committee did evaluate 2008 performance for the named executive officers and determined that each of them would have qualified to receive a cash bonus, if it was clearly permitted under the Stimulus Bill.

In its review, the committee determined that both the corporate performance threshold and the earnings per share threshold were met and, therefore, a cash bonus was attributable to the named executive officers for those components.  Therefore, the bonuses that would have been paid for 2008 performance but for the restrictions imposed by the Stimulus Bill reflected the amounts attributable to the satisfaction of the corporate and the earnings per share threshold as well as whether the officers met their individual goal thresholds.

For 2008, Mr. Skoglund’s individual goals related to our efficiency ratio and our net charge-offs as well as successfully integrating HeritageBanc, Inc. into Old Second, implementing a high-level succession plan and maintaining a strategic plan.  We did not achieve our net charge-off threshold for 2008 and, therefore, he was credited with only a portion of his individual bonus based upon the meeting of the efficiency ratio threshold and the successful integration of HeritageBanc and the development and maintenance of a succession and strategic plan. Mr. Cheatham’s individual goals related to our efficiency ratio as well as the successful integration of HeritageBanc.  We met the efficiency ratio threshold, and Mr. Cheatham was instrumental in the successful integration of HeritageBanc into Old Second, so he was credited with achieving those goals.  Mr. Eccher’s individual goals related to our efficiency ratio and our net charge-offs, as well as helping integrate HeritageBanc into Old Second. We did not achieve our net charge-off threshold for 2008 and, therefore, he received only a portion of his bonus based upon meeting the efficiency ratio threshold and the successful integration of HeritageBanc.  Finally, Mr. Sloan’s individual goals related to our net charge-offs, loan growth, the implementation of revised policies relating to loan policies and business continuity plans, and the successful integration of the requirements of Sarbanes-Oxley, the audit process and risk management.  We were not successful in meeting the goal related to our net charge-offs or loan growth, but Mr. Sloan did successfully implement the policies and plans that were necessary for him to receive some bonus and, therefore, Mr. Sloan was not credited with receiving the full bonus attributable to his individual component.

In early 2009, prior to the passage of the Stimulus Bill, the committee established the company performance, net income and other goals for 2009 bonuses.  The thresholds for return on equity and net income growth are set forth above.  For Messrs. Skoglund, Eccher and Sloan, in order for them to receive a bonus for the asset quality component, net charge offs must be lower in 2009 compared to 2008, non-performing loans must also be lower and the provision for loan losses needs to be more favorable in 2009.  For Mr. Cheatham to receive a bonus for cost containment, the Company’s efficiency ratio for 2009 must be less than 60%.  Once the Treasury, Securities and Exchange Commission and other responsible regulators have further clarified the executive compensation restrictions, the committee may have to revisit and reevaluate the decisions made with respect to 2009 bonus.

The percentage of salary that the named executive officers are eligible to earn for 2009 for each component are as follows:

Name	Corporate Performance (return on equity)	Net Income Growth	Asset/Credit Quality	Cost Containment	2009 Total Bonus (as % of Base Salary)
William B. Skoglund	10%	25%	10%	—	45%
J. Douglas Cheatham	10%	20%	—	5%	35%
James Eccher	10%	20%	10%	—	40%
Rodney Sloan	5%	15%	15%	—	35%

Equity Awards.  As discussed above, historically we granted equity awards at the end of each calendar year until the end of 2008, when we changed the timing and began granting them in the beginning of each year.  Therefore, there were no option grants made in 2008.  The option and other equity award grants scheduled to be made in February 2009 were not made to the named executive officers as planned, and instead the committee awarded each of the shares of restricted stock, with the exception of Mr. Sloan, who received restricted stock units.  In setting grant levels for equity awards, the committee typically considers our compensation philosophy, the position and level of responsibility of each officer, our belief that equity awards should be a significant part of the total mix of executive compensation, the number of options currently held by each officer and the level of options granted to them in prior years.

Additionally, the committee granted Mr. Sloan 1,946 shares of restricted stock on January 2, 2008.  The level of restricted stock granted was approximately 23% of Mr. Sloan’s base salary, which is a comparable amount to those of other officers.  The award will vest on the third anniversary of the date of grant.

All Other Compensation.  While the committee reviews and monitors the level of other compensation offered to the named executive officers, the committee typically does not adjust the level of benefits offered on an annual basis.  The committee does consider the benefits and perquisites offered to the named executive officers in its evaluation of the total compensation received by each.  The perquisites received by the named executive officers in 2008 are reported in the Summary Compensation Table on page [    ].  The committee did provide a profit-sharing contribution equal to 2% of salary to each employee, including the named executive officers.  The committee contributed an amount below the low end of its goal of 3% to 7% because of the overall performance in 2006 and 2007 and 2008.  As with the 401(k) plan, the amount of profit-sharing under the deferred compensation plan equaled 2% of the participant’s total salary.  The benefits offered in 2008 to the named executive officers are expected to continue for 2009, unless otherwise limited or prohibited by the Stimulus Bill.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management.  Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2008.

Section 111(b)(2)(A) of the Emergency Economic Stabilization Act requires the Compensation Committee to conduct, in conjunction with a senior risk officer of the Company, a review of the incentive compensation arrangements in place between the Company and its Senior Executive Officers (as defined for purposes of the Act, the “SEOs”).

The Compensation Committee certifies that it has reviewed the SEO incentive compensation arrangements with the senior risk officer of the Company and has made reasonable efforts to ensure that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company.

Submitted by:

Mr. Gerald Palmer, Chairman

Mr. Marvin Fagel

Mr. William Kane

Mr. Kenneth Lindgren

Mr. D. Chet McKee

Mr. William Meyer

Members of the Compensation Committee

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated officers who are considered executive officers and who served in such capacities during 2008:

Name and principal position	Year	Salary	Bonus(1)	Stock awards(2)	Option awards(3)	Non-equity incentive plan compensation	All other compensation(4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)

William B. Skoglund	2008	$495,000	$—	—	$159,966	$—	$ [ ]	$ [ ]
Chairman and Chief	2007	450,000	40,500	—	81,172	105,750	58,123	735,545
Executive Officer —	2006	450,000	—	—	2,574	20,438	57,447	530,459
Old Second; Chairman
of Old Second
National Bank

J. Douglas Cheatham	2008	$247,000	$—	—	$59,986	$—	$35,840	$342,826
Chief Financial	2007	235,000	14,100	—	30,439	36,425	23,060	339,024
Officer	2006	228,000	—	—	965	2,280	16,789	248,034

James Eccher	2008	$289,999	$—	—	$70,171	$—	$41,752	$401,922
President — Old	2007	230,000	16,100	—	30,800	42,550	44,869	364,319
Second National Bank	2006	210,000	—	—	965	6,825	27,193	244,983

Rodney Sloan	2008	$199,999	$—	$48,141	—	$62,200	$31,632	$341,972
Chief Risk Officer of	2007	180,000	10,800	31,040	—	28,800	36,356	286,996
Old Second and	2006	170,000	—	15,335	—	17,000	37,158	239,493
Senior Vice President/
Commercial Lending
of Old Second
National Bank

(1)                                  The amounts represent discretionary bonus payments made to the named executive officers.  No discretionary cash bonuses were paid for 2008 performance because of the restrictions imposed on the Company as a participant in the Capital Purchase Program.  No discretionary bonus payment was made for 2006, and the total bonus amount paid in 2006 is set forth as “non-equity incentive plan compensation.”

(2)                                  The amounts represent Old Second’s expense in each year for restricted stock awarded.  A discussion of the assumptions used in calculating these values may be found in Note N to our 2008 audited financial statements included in our annual report to stockholders.  This amount does not include any of the expenses in connection with stock awards made in February of 2009 as nothing was expensed in 2008 relating to those grants.

(3)                                  The amounts represent Old Second’s expense in each year for options awarded.  A discussion of the assumptions used in calculating the values for 2007 and 2008 may be found in Note N to our 2008 audited financial statements included in our annual report to stockholders.

(4)                                  The amounts set forth in column (i) include the following:

	Mr. Skoglund	Mr. Cheatham	Mr. Eccher	Mr. Sloan
401(k) match	$13,800	$13,800	$13,800	$13,800
Qualified Profit Sharing Plan contribution(a)	6,600	6,600	6,600	6,600
Contribution to Deferred Compensation Plan(a)	[ ]	14,876	10,000	—
Life insurance	600	564	552	432
Automobile allowance	10,800	—	10,800	10,800
Total	$ [ ]	$35,840	$41,752	$31,632

(a)           Represents amounts paid in 2009 relating to Old Second’s performance for 2008.

Grants of Plan Based Awards

			Estimated future payouts under non-equity incentive plan awards			All other stock awards; Number of shares of stock	Grant date fair value of stock and
Name	Grant date		Threshold	Target	Maximum	or units (2)	option awards (3)
(a)	(b)		(c)	(d)	(e)	(i)	(l)
William B. Skoglund	—	(1)	—	$222,750	—	—
J. Douglas Cheatham	—	(1)	—	$86,450	—	—
James Eccher	—	(1)	—	$116,000	—	—
Rodney Sloan	—	(1)	—	$70,000	—	—
	1/2/08		—	—		1,946	$54,001

(1)                                  Represents possible payments pursuant to our bonus plan for 2009 performance.  The plan is described in the Compensation Discussion and Analysis section.  As described, it is likely that the executive compensation restrictions contained in the Stimulus Bill will prohibit Old Second from paying or accruing bonuses on behalf of the executive officers for 2009 (and future years during which Treasury continues to hold an equity interest in Old Second).  Therefore, the committee may be required to revisit and reevaluate the bonus component of each executive’s total compensation package.

(2)                                  In lieu of cash bonuses for 2008 performance, because of the restrictions imposed by the Stimulus Bill, the executive officers received shares of restricted stock in February of 2009 as follows:  Mr. Skoglund — 22,029 shares, Mr. Cheatham — 10,992 shares and Mr. Eccher — 12,906 shares. Additionally, Mr. Sloan was awarded 6,141 restricted stock units.  Because these shares were awarded in 2009, they are not reflected in this table.  The closing price of Old Second stock on February 17, 2009 (the grant date) was $7.49.

(3)                                  Amounts listed here do not represent actual value realized by the recipient.  In accordance with SEC rules, this column represents the grant date fair value of each equity award computed in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the exercisable and unexercisable stock options at December 31, 2008 held by the individuals named in the Summary Compensation Table:

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable(1)	Number of securities underlying unexercised options (#) Unexercisable(1)	Option exercise Price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares or units of stock that have not vested ($)(3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

William B. Skoglund	9,866		$10.46	12/14/2009
	26,666		8.91	12/19/2010
	32,000		14.74	12/18/2011
	32,000		18.81	12/17/2012
	32,000		25.08	12/16/2013
	32,000		32.59	12/21/2014
	32,000		31.34	12/20/2015
	21,334	10,666	29.20	12/19/2016
	13,336	26,664	27.75	12/18/2017

J. Douglas Cheatham	6,666		$10.46	12/14/2009
	12,000		8.91	12/19/2010
	10,666		14.74	12/18/2011
	12,000		18.81	12/17/2012
	12,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	8,000	4,000	29.20	12/19/2016
	5,000	10,000	27.75	12/18/2017

James Ecche	4,800		$10.46	12/14/2009
	5,334		8.91	12/19/2010
	6,666		14.74	12/18/2011
	7,000		18.81	12/17/2012
	8,000		25.08	12/16/2013
	12,000		32.59	12/21/2014
	12,000		31.34	12/20/2015
	8,000	4,000	29.20	12/19/2016
	6,668	13,332	27.75	12/18/2017

Rodney Sloan	7,000		$25.08	12/16/2013
	7,000		32.59	12/21/2014
					1,747	$20,265
					1,946	22,574

(1)                                  All options granted prior to December 31, 2005 vested on that date.  Options granted on December 19, 2006 and December 18, 2007 vest in three equal installments on the first three anniversaries of the grant date.  However, it is unclear whether the Stimulus Bill’s executive compensation restrictions will limit or prohibit further vesting of outstanding awards where an otherwise scheduled vesting date occurs during a period during which Treasury holds an equity interest in Old Second.

(2)                                  Restricted shares vest on the third anniversary of the date of grant.  Mr. Sloan was awarded 1,747 shares on January 2, 2007, which will vest on January 2, 2010, as well as 1,946 shares of restricted stock on January 2, 2008, which will vest on January 2, 2011.  However, it is unclear whether the Stimulus Bill’s executive compensation restrictions will limit or prohibit further vesting of outstanding awards where an otherwise scheduled vesting date occurs during a period during which Treasury holds an equity interest in Old Second.

(3)                                  Based upon the closing price of the common stock as of December 31, 2008.

Option Exercises and Stock Vested in 2008

The following table sets forth information concerning the exercise of options in 2008 by the individuals named in the Summary Compensation Table as well as the number of shares of restricted stock that vested in 2008 for those individuals:

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1) ($)	Number of shares acquired on exercise (#)	Value realized on exercise (2) ($)
William B. Skoglund	—	—	—	—
J. Douglas Cheatham	—	—	—	—
James Eccher	4,266	$80,200.80	—	—
Rodney Sloan	—	—	1,500	$23,566

(1)                                  Amounts reflect the difference between the exercise price of the option and the market price at the time of exercise.

(2)                                  Mr. Sloan’s restricted stock vested on Saturday, December 20, 2008; therefore, the value reflected above is based on the closing price of Old Second stock on Friday, December 19, 2008.

Nonqualified Deferred Compensation

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
William B. Skoglund	$	$	$	$—	$
J. Douglas Cheatham		14,876		—
James Eccher		10,000		—
Rodney Sloan	—	—		—

As described in the Compensation and Discussion Analysis section, we sponsor an executive deferred compensation plan, which is a means by which certain executives may voluntarily defer all or a portion of their salary and/or bonus without regard to the statutory limitations under tax qualified plans.  The plan is funded by participant deferrals, company matching contributions and discretionary employer profit sharing contributions.  Participants may invest their deferrals and the company contributions made to the plan on their behalf in a mutual fund-like investment pool managed by an independent third party.  Participants may elect to receive their plan balance in a lump sum or in up to 20 annual installments following retirement.  Participants are not permitted to make a withdrawal from the plan during their employment, except in the event of hardship as approved by the plan’s administrator.  It is unclear whether the Stimulus Bill’s executive compensation restrictions will permit Old Second to continue making matching contributions and profit-sharing contributions to the executive officers who participate in the plan.

Potential Payments Upon Termination of Change in Control

The Stimulus Bill’s executive compensation restrictions will prohibit Old Second from making “any payment” to the named executive officers “for departure from [Old Second] for any reason, except for payments for services performed or benefits accrued.”  Therefore, even though we have set forth below an overview of the payments that would have been due had a termination occurred as of December 31, 2008, it is likely that the application of the Stimulus Bill’s executive compensation restrictions would serve to prohibit all such payments to a named executive officer, except for payments for services performed or benefits accrued, if such officer terminated employment during a period during which Treasury held an equity interest in Old Second.

The following table sets forth information concerning potential payments and benefits under our compensation programs and benefit plans to which the named executive officers would be entitled upon a termination of employment as of December 31, 2008.  As is more fully described below, each of Messrs. Skoglund, Cheatham, Eccher and Sloan entered into Compensation and Benefits Assurance Agreements with Old Second (each, an “Assurance Agreement”), which provide for payments and benefits to a terminating executive following a change in control of Old Second.  Except for the payments and benefits provided by the Assurance Agreements, all other payments and benefits provided to any named executive officer upon termination of his employment are the same as the payments and benefits provided to other eligible employees of Old Second.  For purposes of estimating the value of certain equity awards we have assumed a price per share of our common stock of $11.60, which was the closing price of our stock on December 31, 2008, the last trading day of the year.

	Cash Severance Payment	Cash Incentive Award(1)	Outplacement Services(2)	Continuation of Medical Benefits(3)	Acceleration of Equity Awards(4)	Excise Tax Gross-Up(5)	Total Termination Benefits
William B. Skoglund
Normal retirement	—	—	—	—	—	—	—
Termination — death/disability	—	—	—	—	—	—	—
Termination — without cause	—	—	—	—	—	—	—
Termination, without cause or for good reason, in connection with change in control	$1,825,789	—	$20,000	$22,722	—	—	$1,868,511
J. Douglas Cheatham
Normal retirement	—	—	—	—	—	—	—
Termination — death/disability	—	—	—	—	—	—	—
Termination — without cause	—	—	—	—	—	—	—
Termination, without cause or for good reason, in connection with change in control	$560,337	—	$20,000	$22,470	—	—	$602,807
James Eccher
Normal retirement	—	—	—	—	—	—	—
Termination — death/disability	—	—	—	—	—	—	—
Termination — without cause	—	—	—	—	—	—	—
Termination, without cause or for good reason, in connection with change in control	$649,750	—	$20,000	$22,470	—	$234,055	$926,275
Rodney Sloan
Normal retirement	—	—	—	—	—	—	—
Termination — death/disability	—	—	—	—	$42,839	—	$42,839
Termination — without cause	—	—	—	—	—	—	—
Termination, without cause or for good reason, in connection with change in control	$462,895	—	$20,000	$22,470	$42,839	—	$548,204

(1)                                  Under the terms of our cash incentive plan for executive officers, a pro rata cash incentive bonus will be paid to the executive if his employment terminates by reason of retirement, death, or disability, or is terminated without cause by Old Second.  The pro rata amount will be based on the number of full months the executive was employed during the calendar year.  In anticipation of the Stimulus Bill’s executive compensation restrictions becoming effective, no cash bonuses were paid to the named executive officers based on 2008 performance.

(2)                                  Under the terms of the Assurance Agreement, each executive officer is entitled to receive, at Old Second’s expense, standard outplacement services from a nationally recognized outplacement firm of the executive’s selection, for a period of up to one year from the date of the executive’s termination.  The maximum amount Old Second is obligated to pay on behalf of each executive for such outplacement service is $20,000.

(3)                                  This amount represents Old Second’s premium contributions for continuation of medical coverage, based on the executive officer’s current election under our medical insurance program, for the period agreed with the executive officer.  In the case of Mr. Skoglund, the period of continuation coverage is three years and in the case of Messrs. Cheatham, Eccher and Sloan is two years.

(4)                                  With respect to Messrs. Skoglund, Cheatham and Eccher, this amount represents the intrinsic value (i.e., the difference between the exercise price and fair market value of our stock as of December 31, 2008) of the unvested stock options.  With respect to Mr. Sloan, this amount represents the fair market value of our stock as of December 31, 2008.

(5)                                  While circumstances could exist under which excise tax gross-up payments would be due to Messrs. Skoglund, Cheatham and Sloan, we do not believe that any payments reflected in this table would result in the imposition of an excise tax under the Internal Revenue Code based upon a termination of employment in connection with a change in control occurring on December 31, 2008.  With respect to Mr. Eccher, it is likely that no gross-up payment would actually be owing because it is likely that a portion of the value of his severance would be attributed to his restrictive covenants.

Accrued Pay and Regular Retirement Benefits.  The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.  These include:

•                 Accrued salary and vacation pay.

•                 Distributions of plan balances under our 401(k) plan and the executive deferred compensation plan.  See “Nonqualified Deferred Compensation” on page [   ] for information on current account balances and an overview of the Deferred Compensation Plan.

Death, Disability and Retirement.  A termination of employment due to retirement, death or disability does not entitle the named executive officers to any payments or benefits that are not available to salaried employees generally.  Following a termination due to retirement, death or disability, an employee (or his or her estate) shall be entitled to the following:

•                 Upon a termination due to retirement, all unvested stock options shall become immediately 100% vested and an employee shall have a period of three years following such retirement during which to exercise his or her vested stock options.

•                 Upon a termination due to death or disability, all unvested stock options shall become immediately 100% vested and an employee shall have a period of 12 months following such termination during which to exercise his or her vested stock options.

•                 Any unvested restricted stock outstanding at the time of an employee’s termination due to retirement, death or disability shall become immediately 100% vested upon such termination.

Acceleration of Vesting Upon a Change in Control.  All employees, including the named executive officers, who receive stock options or restricted stock under our equity incentive plan will immediately vest in any unvested stock options and restricted stock held by such employee upon the occurrence of a change in control.

Assurance Agreements.  Other than as is provided in the Assurance Agreements, and except as is provided in accordance with the terms of our equity incentive plan and our cash incentive plan for executive officers, no named executive officer will be entitled to any payments or benefits as a result of the occurrence of a change in control or as a result of a termination of employment in connection with a change in control.  The Assurance Agreements have an initial term of one-year and, unless earlier terminated by either party, will automatically renew for successive one-year periods.  Upon the occurrence of a change in control, the terms of the Assurance Agreements shall automatically renew for a two-year period (three-year period, in the case of Mr. Skoglund) and terminate following such extended period.  The Assurance Agreements provide that, in the case of: (i) a termination of employment by the company without “cause” within six months prior to, or 24 months (36 months, in the case of Mr. Skoglund) immediately following, a change in control, (ii) a termination of employment by an executive for “good reason” within 24 months (36 months, in the case of Mr. Skoglund) following a change in control, or (iii) a material breach by Old Second (or any successor) of a provision of the Assurance Agreement, an executive officer will be entitled to:

•                 Payment, in a single lump sum, of accrued base salary, accrued vacation pay, unreimbursed business expenses, and all other items earned by or owed to the executive through and including the date of termination

•                 Payment, in a single lump sum, of a severance benefit equal to two times (three times, in the case of Mr. Skoglund) the sum of (i) the greater of the executive’s annual rate of base salary in effect upon the date of termination or the executive’s annual rate of base salary in effect immediately prior to the occurrence of the change in control, and (ii) the average of the annual cash bonus paid to the executive (including any portion of such bonus, payment of which the executive elected to defer) for the three calendar years immediately preceding the year in which the termination occurs.

•                 Immediate 100% vesting of all stock options and any other awards which have been provided to the executive by Old Second under any of its incentive compensation plans.

•                 At the exact same cost to the executive, and at the same coverage level as in effect as of the executive’s termination, a continuation of the executive’s (and the executive’s eligible dependents’) health insurance coverage for 24 months (36 months, in the case of Mr. Skoglund) from the date of termination.  In the event that the executive (and/or his dependents, if any) becomes covered under the terms of any other health insurance coverage of a subsequent employer which does not contain any exclusion or limitation with respect to any preexisting condition of the executive or the executive’s eligible dependents, coverage under our plans will cease for the executive (and/or his dependents, if any).

•                 At Old Second’s expense, standard outplacement services for a period of up to one year from the date of executive’s termination.  The maximum amount to be paid by Old Second for such outplacement services is limited to $20,000.

•                 Where, upon the occurrence of a change in control, an executive is subject to certain excise taxes under Section 280G of the Internal Revenue Code, Old Second will reimburse the executive for those excise taxes as well as any income and excise taxes payable by the executive as a result of any reimbursements for the 280G excise taxes.  While circumstances could exist under which excise tax gross-up payments would be due to the executive officers, we do not believe that any payments made to any of the named executive officers as a result of a termination of employment in connection with a change in control occurring on December 31, 2008 would result in the imposition of an excise tax under the Internal Revenue Code.

In exchange for the payments and benefits provided under the Assurance Agreements, the executive officers agree to be bound by a 24 month (36 month, in the case of Mr. Skoglund) restrictive covenant.  The restrictive covenant will prohibit the executive officers from using, attempting to use, disclosing or otherwise making known to any person or entity (other than Old Second’s board of directors) confidential or proprietary knowledge or information which the executive officers may acquire in the course of their employment.

The Assurance Agreements define certain relevant terms, generally, as follows:

•                 “Cause” means the occurrence of any one or more of the following: (i) a demonstrably willful and deliberate act or failure to act by the executive (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith, without reasonable belief that such action or inaction is in the best interests of Old Second, which causes actual material financial injury to Old Second, or any of its subsidiaries, and which action or inaction is not remedied within fifteen business days of written notice from Old Second or the subsidiary for which the executive works;         or (ii) the executive’s conviction for committing an act of fraud, embezzlement, theft, or any other act constituting a felony involving moral turpitude which causes material harm, financial or otherwise, to Old Second or any of its subsidiaries.

•                 “Good reason” means the occurrence of any one or more of the following within the 24-month period (36-month period, in the case of Mr. Skoglund) following the change in control: (i) a material reduction or alteration in the nature or status of authorities, duties or responsibilities from those in effect as of 90 days prior to the change in control; (ii) moving the executive’s principal office more than 25 miles from its location immediately prior to the change in control; (iii) a material reduction of the executive’s base salary and/or other benefits; and, (iv) a material breach by Old Second, or a successor, of any term of the Assurance Agreement, including any failure by Old Second to ensure assumption of the Assurance Agreement by a successor or any failure of a successor company to assume and agree to perform Old Second’s entire obligations under the Assurance Agreement.

•                 “Change in control” means (i) any person, company or other entity, other than an employee benefit plan or subsidiary company of Old Second, becoming the beneficial owner, either directly or indirectly, of 33% or more of Old Second’s stock; (ii) during any two consecutive years, a change in a majority of the members of Old Second’s board of directors; or (iii) consummation of a merger or consolidation where stockholders of Old Second before the merger or consolidation do not own more than 67% of the resulting entity, a complete liquidation or dissolution of Old Second, or a sale or other disposition of substantially all of Old Second’s assets.

The Assurance Agreements were amended during 2008 to bring them into full compliance with the requirements of Section 409A of the Internal Revenue Code.  The amendments necessary to comply with Section 409A will not result in increased benefits being provided to the named executive officers.

DIRECTOR COMPENSATION

Each director of Old Second also serves as a director of Old Second National Bank; due to the consolidation of our various subsidiary charters into Old Second National no director currently serves on boards of our other subsidiaries.  In 2008, non-employee directors received $1,000 for every board meeting and $500 for every committee meeting attended if there were no other bank-level meetings held that day.  Non-employee directors of Old Second National Bank received a $13,000 annual retainer. Due to increased responsibilities associated with mandates from Sarbanes-Oxley, the lead Director, Mr. McKee, the Audit Committee Chairman, Mr. Finn and the Compensation Committee Chairman, Mr. Palmer, each received an $18,000 retainer which was the same retainer received in 2007. Mr. Finn, Audit Committee Chairman will receive a $20,000 annual retainer commencing in 2009, due to increased meetings and increased time spent on behalf of the Audit Committee.   For the past four years, we also awarded each non-employee director of Old Second Bancorp options to purchase 1,500 shares of our common stock, which was also the case again in 2009.  Additionally, in February of 2009, we awarded 596 restricted stock units to each non-employee director.  Mr. Skoglund, the President and Chief Executive Officer of Old Second did not receive any board fees for his service on the holding company board, nor did he receive board fees for his service on the board of the Old Second National Bank.   The following table sets forth the fees earned by each non-employee director and senior director in 2008:

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
Edward Bonifas	36,500	6,734	43,234
Marvin Fagel	39,000	6,734	45,734
Barry Finn	36,750	6,734	43,484

Name	Fees earned or paid in cash ($)(1)	Option awards ($)(2)	Total ($)
William Kane	32,000	6,734	38,734
Mary Krasner	35,500	6,734	42,234
John Ladowicz(3)	27,417	—	27,417
Kenneth Lindgren	35,500	6,734	42,234
Jesse Maberry(4)	14,000	6,734	20,734
D. Chet McKee	43,000	6,734	49,734
William Meyer	37,000	6,734	43,734
Gerald Palmer	36,000	6,734	42,734
James C. Schmitz	32,500	6,734	39,234

(1)          We maintain the Old Second Bancorp Directors Fee Deferral Plan, under which directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon the performance of our stock.  We may, but are not required to, fund the deferred fees into a trust, which may hold our stock.  The plan is unqualified and the directors have no interest in the trust.  The deferred fees and any earnings thereon are unsecured obligations of Old Second.  Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to stockholders.  We do not pay any above-market interest on the compensation or fees deferred by the directors.

(2)          The amounts in this column reflect the expenses related to prior option grants recognized in our 2008 financial statements.  All options granted prior to 2006 were expensed by Old Second prior to 2006.

(3)          Mr. Ladowicz was appointed to the board of directors on February 8, 2008 and, accordingly, his Board compensation began after his appointment. The amount of his first retainer was prorated.

(4)          Mr. Maberry served on our Board through the first quarter of 2008.

Compensation Committee Interlocks and Insider Participation

During 2008, the members of the Compensation Committee were Messrs. Alexander until April of 2008, Fagel, Kane, McKee, Lindgren, Meyer and Palmer.  None of these individuals was an officer or employee of Old Second or its subsidiaries in 2008, and none of these individuals is a former officer or employee of either organization.  In addition, during 2008, no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our Compensation Committee was engaged as an executive officer.

Transactions with Management

Our directors and executive officers and their associates were customers of, and had transactions with, Old Second and our subsidiaries in the ordinary course of business during 2008.  Additional transactions may be expected to take place in the future.  All outstanding loans, commitments to loan, transactions in repurchase agreements, certificates of deposit and depository relationships, in the opinion of management, were in the ordinary course of business and were made on substantially the same terms, including interest rates, collateral and repayment terms on extensions of credit, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present unfavorable features.  All such loans are approved by the subsidiary bank’s board of directors in accordance with the bank regulatory requirements.  Additionally, the Audit Committee considers other non-lending transactions between a director and Old Second, including its subsidiaries, to ensure that such transactions do not affect a director’s independence.

PROPOSAL 2:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009 (the “ARRA”), includes a provision requiring Capital Purchase Program participants, during the period in which any obligation arising from assistance provided under the program remains outstanding, to permit a separate stockholder vote to approve the compensation of executives as disclosed pursuant to the compensation rules of the Securities and Exchange Commission.  This requirement applies to any proxy, consent, or authorization for an annual or other meeting of the participant’s stockholders.  Under the ARRA, the stockholder vote is not binding on the board of directors and may not be construed as overruling any decision by the participant’s board of directors.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, the overall objectives of Old Second’s compensation programs have been to align executive officer compensation with the success of meeting long-term strategic operating and financial goals.  The board of directors believes our compensation policies and procedures achieve this objective and therefore recommend stockholders vote “For” the proposal.

Accordingly, because we became a participant in the Capital Purchase Program on January 16, 2009, the following resolution is submitted for stockholder approval:

RESOLVED, that the Company’s stockholders approve its executive compensation, as described in the section captioned “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation under “Executive Compensation”, contained in the Company’s proxy statement for the 2009 annual meeting.

Under the ARRA, your vote is advisory and will not be binding upon the board of directors.  However, the Compensation Committee will take into account the outcome of the vote when considering future compensation arrangements.

PROPOSAL 3:

RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Grant Thornton LLP has audited our financial statements for the fiscal year ended December 31, 2008, and the report on such financial statements appears in the Annual Report to Shareholders.  We have also selected Grant Thornton to serve as our independent registered public accounting firm for 2009 and the board will propose the adoption of a resolution at the annual meeting ratifying the selection of Grant Thornton LLP.

During the fiscal years ended December 31, 2008, 2007 and 2006, we did not consult Grant Thornton LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or regarding any other matters or reportable events described under Item 304(a)(2) of Regulation S-K.

Representatives from Grant Thornton are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

Accountant Fees

Audit Fees.  The aggregate fees and expenses billed by Grant Thornton LLP in connection with the audit of our annual financial statements and the required securities filings were $367,000 for 2008 and $356,000 for 2007.

Audit Related Fees.  There were no audit related fees billed by Grant Thornton LLP in 2008 or 2007.

Tax Fees.   There were no amounts for tax related services billed by Grant Thornton LLP for 2008 or 2007.

All Other Fees.  There were no aggregate fees or pre-approved expenses billed by Grant Thornton LLP for all other services rendered to us during the years ended December 31, 2008 and 2007.

The Audit Committee is solely responsible for the pre-approval of all audit and non-audit services to be provided by the independent accountants and the committee exercises its authority to do so in accordance with a policy that it has adopted. All services provided by Grant Thornton LLP were approved pursuant to the pre-approval policy.  The pre-approval policy is available on our website at www.oldsecond.com.

The Audit Committee, after consideration of the matter, does not believe the rendering of these services by Grant Thornton to be incompatible with maintaining Grant Thornton’s independence as our principal independent registered public accountant.

Board Recommendation

The board of directors recommends that you vote your shares “FOR” the ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ended December 31, 2009.

AUDIT COMMITTEE REPORT

The incorporation by reference of this proxy statement into any document filed with the Securities and Exchange Commission by Old Second shall not be deemed to include the following report and related information unless such report is specifically stated to be incorporated by reference into such document.

The Audit Committee assists the Board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls.  The Audit Committee also reviews the audited financial statements and recommends to the Board that they be included in our annual report on

Form 10-K.  The committee is comprised solely of directors who are independent under the rules of the Nasdaq Stock Market.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008 with our management and Grant Thornton LLP, our independent registered public accounting firm.  The committee will discuss with Grant Thornton LLP the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) and will receive and discuss the written disclosures and the letter from Grant Thornton LLP required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) after the Form 10-K has been filed.  Based on the review and discussions with management and Grant Thornton LLP, the committee has recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2008 for filing with the Securities and Exchange Commission.

Respectfully,

Barry Finn, Chairman

Ed Bonifas

Marvin Fagel

John Ladowicz

D. Chet McKee

James Schmitz

GENERAL

We will bear the cost of this proxy solicitation.  Solicitation will be made primarily through the use of the mail, but our officers, directors or employees may solicit proxies personally or by telephone or telegraph without additional remuneration for such activity.  In addition, we will reimburse brokerage houses and other custodians, nominees or fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owner of such shares.

As of the date of this proxy statement, we do not know of any other matters to be brought before the annual meeting.  However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

By order of the board of directors

William B. Skoglund
Chairman and Chief Executive Officer

Aurora, Illinois

March 19, 2009

ALL STOCKHOLDERS ARE URGED TO SIGN

AND MAIL THEIR PROXIES PROMPTLY

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

OLD SECOND BANCORP, INC. TO BE HELD ON APRIL 21, 2009

The undersigned hereby appoints Barry Finn, Townsend Way Jr., and James E. Benson, or any two of them acting in the absence of the other, the undersigned’s attorneys and proxies, with full power of substitution, to vote all shares of common stock of Old Second Bancorp, Inc., which the undersigned is entitled to vote, as fully as the undersigned could do if personally present, at the Annual Meeting of Stockholders to be held at the Copley Theatre, North Island Center, 8 East Galena Boulevard, Aurora, Illinois on the 21st day of April, 2009 at 11:00 a.m., central time, and at any and all postponements or adjournments of the meeting.

1.              ELECTION OF DIRECTORS:

FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST BELOW.)

(Term Expires 2012)

J. Douglas Cheatham, James Eccher, Gerald Palmer, James Carl Schmitz

2.              Approval, in a non-binding, advisory vote, of our executive compensation disclosed in the Proxy Statement for the Annual Meeting of Stockholders.

☐ For	☐ Against	☐ Abstain

3.              Ratification and approval of the selection of Grant Thornton LLP as our independent registered public accountants for the fiscal year ending December 31, 2009.

☐ For	☐ Against	☐ Abstain

4.              In accordance with their discretion, upon all other matters that may properly come before said meeting and any postponements or adjournments of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1, FOR THE APPROVAL OF OUR EXECUTIVE COMPENSATION IN PROPOSAL 2 AND FOR THE RATIFICATION OF THE AUDITORS IN PROPOSAL 3.

Dated:	, 2009

Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES SHOULD SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.

(over)

PLEASE INDICATE WHETHER YOU WILL BE ATTENDING THE ANNUAL MEETING OF APRIL 21, 2009:

The meeting will be held at the Copley Theatre, Aurora Civic Center, 8 East Galena Boulevard, Aurora, Illinois.  (Please see the last page of the Proxy Statement for directions to the meeting).

☐ Yes, I plan to attend the meeting.

☐ No, I do not plan to attend the meeting.

Signed: